SHARE PURCHASE AND MERGER AGREEMENT

by and among

itLinkz Group, Inc.,

Landway Acquisition Corp.

and

Landway Nano Bio-Tech, Inc.

Dated as of June 1, 2007

SHARE PURCHASE AND MERGER AGREEMENT

Share Purchase and Merger Agreement (the “Agreement”) dated as of June 1, 2007 by and among itLinkz Group, Inc., a corporation formed under the laws of the State of Delaware (“ILKZ”), Landway Acquisition Corp., a corporation newly formed under the laws of the State of Delaware and a wholly owned subsidiary of ILKZ (the “Merger Sub”), Landway Nano Bio-Tech, Inc., a corporation formed under the laws of the State of Delaware (“Landway”), the individuals who are identified on the signature pages of this Agreement as the Investors (“Investors”), and Jeremy Feakins (the “Principal Shareholder”).  Each of ILKZ, the Merger Sub, Landway and each of the Investors or the Principal Shareholders is referred to herein individually as a “Party” and all are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, Landway owns 100% of the registered capital of Shandong Sishui Spring Pharmacy Limited Company, a corporation organized under the laws of The People’s Republic of China (“Shandong Sishui”);

WHEREAS, ILKZ and Landway have determined that a business combination between them is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, the Investors are affiliated with Landway, and wish to purchase 500 Series B Convertible Preferred shares of ILKZ (the “Purchased Shares,” as further defined herein) for cash (the “Share Purchase”);

WHEREAS, ILKZ has proposed to acquire Landway pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, Landway shall become a wholly owned subsidiary of ILKZ through the merger of Landway with and into the Merger Sub (the “Merger”); and

WHEREAS, in the Merger, all issued and outstanding shares of capital stock of Landway shall be cancelled and converted into the right to receive 500 Series B Convertible Shares of ILKZ (the “Merger Shares”) which Shares, together with the Purchased Shares, shall represent 99 % of the voting power of ILKZ after the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“DGCL” means Delaware General Corporation Law.

“Knowledge” means, in the case of ILKZ or Landway, a particular fact or other matter of which its Chief Executive Officer or the Chief Financial Officer is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Surviving Entity” shall mean Landway as the surviving entity in the Merger as provided in Section 1.04.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I
THE TRANSACTIONS

SECTION 1.01	THE SHARE PURCHASE

(a)   Prior to the Closing (defined herein), ILKZ shall file with the Secretary of State of the State of Delaware a Certificate of Designation of the Series B Convertible Preferred Shares (“Series B Preferred Shares”) in the form of Schedule 1.01 (a) hereto.

(b)   On the Closing Date (defined herein), the Share Purchase shall be consummated, in which the Investors shall purchase from ILKZ an aggregate of five hundred (500) shares of the Series B Convertible Preferred Stock of ILKZ (“Purchased Shares”) for cash consideration of Five Hundred Thirty Thousand and 00/100 Dollars ($530,000.00). The amount to be paid by and the number of Purchased Shares to be distributed to each Investor are set forth in Schedule 1.01(b).

(b)     The Parties intend that the issuance of the Purchased Shares to the Investors pursuant to the Share Purchase shall be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.02	THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as hereinafter defined), all Landway Shares (as hereinafter defined) shall be cancelled and converted into the right to receive the Merger Shares. In connection therewith, the following terms shall apply:

(a)     Exchange Agent. Robert Brantl, Esq., counsel for ILKZ, shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Landway Shares for the Merger Shares. At or prior to the Closing, ILKZ shall deliver to the Exchange Agent the Merger Shares.

(b)	Conversion of Securities.

(i)   Conversion of Landway Securities. At the Effective Time, by virtue of the Merger and without any action on the part of ILKZ, Landway or the Merger Sub, or the holders of any of their respective securities:

(A)   Each of the issued and outstanding shares of common stock of Landway (the “Landway Shares”) immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, that number of Series B Preferred Shares of ILKZ as shall be determined by dividing 500 by the number of then issued and outstanding Landway Shares.

(B)   All Landway Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.02(b)(i) upon the surrender of such certificate in accordance with Section 1.08, without interest. No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

(C)   The Merger Shares, together with the Purchased Shares acquired in the Share Purchase, (i) shall represent 99%, on a fully diluted basis, of the voting power of all classes of issued and outstanding stock of ILKZ at the Effective Time, after giving effect to the Merger, and (ii) shall be convertible into 809,866.23 shares of the Common Stock of ILKZ on a fully diluted basis at any time after the consummation of the spin-off transaction described in the Operating Subsidiary Agreement (as defined in Section 5.01 (d) hereof).

(ii)   Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Landway, ILKZ, the Merger Sub, or the holders of any of their respective securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly owned subsidiary of ILKZ.

(d)   Exemption from Registration. The Parties intend that the issuance of the Merger Shares to the Investors shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.03	CLOSING

The closing of the Share Purchase and the Merger (the “Closing”) will take place at the offices of Robert Brantl, Esq. within one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as ILKZ and Landway shall agree (the “Closing Date”), but in any event no later than July 31, 2007 unless extended by a written agreement of ILKZ and Landway.

SECTION 1.04	MERGER; EFFECTIVE TIME

At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and ILKZ shall cause Merger Sub to, merge with and into Landway in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and Landway shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger, executed in accordance with the applicable provisions of the DGCL (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

SECTION 1.05	EFFECT OF THE MERGER

The Merger shall have the effect set forth in Title 8, Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Landway and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Landway and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 1.06	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

Pursuant to the Merger:

(a)   The Certificate of Incorporation and Bylaws of Landway as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity immediately following the Merger.

(b)   The directors and officers of the Landway immediately prior to the Merger shall be the directors and officers of the Surviving Entity subsequent to the Merger.

SECTION 1.07 RESTRICTIONS ON RESALE

(a)   The Series B Preferred Shares issued pursuant to the Share Purchase and pursuant to the Merger will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) ILKZ receives an opinion of counsel for the holders of the shares proposed to be transferred, reasonably satisfactory to counsel for ILKZ, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Purchased Shares and the Merger Shares which are being issued hereunder shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR ITLINKZ GROUP, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR ITLINKZ GROUP, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.08	EXCHANGE OF CERTIFICATES

(a)   EXCHANGE OF CERTIFICATES. After the Effective Time, the holders of the Landway Shares shall be required to surrender all their Landway Shares to the Exchange Agent, and the holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Merger Shares into which the Landway Shares theretofore represented by the stock certificates so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented Landway Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such Landway Shares have been so exchanged. No dividend payable to holders of Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented Landway Shares, until such certificate or certificates representing all the relevant Landway Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b)   FULL SATISFACTION OF RIGHTS. All Merger Shares for which the Landway Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Landway Shares.

(c)   EXCHANGE OF CERTIFICATES. All certificates representing Landway Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to ILKZ subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

(d)   CLOSING OF TRANSFER BOOKS. On the Effective Date, the stock transfer book of Landway shall be deemed to be closed and no transfer of Landway Shares shall thereafter be recorded thereon.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ILKZ

ILKZ, the Principal Shareholder and, where applicable, the Merger Sub hereby jointly and severally represent and warrant to Landway and to the Investors, as of the date of this Agreement, as of the Closing Date and as of the Effective Time, as follows:

SECTION 2.01	ORGANIZATION, STANDING AND POWER

ILKZ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

SECTION 2.02	SUBSIDIARIES

ILKZ owns all of the outstanding capital stock of the Merger Sub and of itLinkz Corporation, a Delaware corporation (“Operating Sub”). Other than its ownership of the Merger Sub and the Operating Sub, ILKZ does not have an ownership interest in any Person.   Merger Sub is a recently formed corporation and prior to the date hereof and through the Effective Date, Merger Sub has not and shall not have conducted any operating business, become a party to any agreements, or incurred any liabilities or obligations.

SECTION 2.03	CAPITALIZATION

(a)   There are 105,000,045 shares of capital stock of ILKZ authorized, consisting of 100,000,000 shares of common stock, $0.001 par value per share (the “ILKZ Common Shares”), 5,000,000 shares of preferred stock, $0.001 par value per share (“ILKZ Preferred Shares”) and 45 shares of Series A Cumulative Preferred Stock, $500.00 par value per share (“Series A Preferred Shares”). As of the date of this Agreement, there are 12,910,470 ILKZ Common Shares issued and outstanding and 45 Series A Preferred Shares outstanding.

(b)   No ILKZ Common Shares, ILKZ Preferred Shares or Series A Preferred Shares have been reserved for issuance to any Person. Other than an option to purchase 150,000 common shares held by a member of ILKZ’s Board of Directors, there are no outstanding rights, warrants, options or agreements for the purchase of ILKZ Common or Preferred Shares except as provided in this Agreement.

(c)   All outstanding ILKZ Common Shares and Series A Preferred Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law. The Purchased Shares to be purchased by the Investors and the Series B Preferred Shares issuable to the Landway shareholders pursuant to the Merger will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION 2.04	AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of this Agreement by each of ILKZ and Merger Sub has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of ILKZ and the Merger Sub, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by ILKZ and Merger Sub will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, ILKZ's or Merger Sub’s Certificate of Incorporation, or either of their Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which ILKZ is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to ILKZ or Merger Sub.

SECTION 2.05	FINANCIAL CONDITION

The Annual Report on Form 10-KSB filed by ILKZ for the year ended June 30, 2006 and the Quarterly Reports on Form 10-QSB filed by ILKZ for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 (the “SEC Filings”) are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect. The financial statements included in the SEC Filings (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of ILKZ as of the dates stated and the results of its operations for the periods presented.

SECTION 2.06	ABSENCE OF CERTAIN CHANGES OR EVENTS

Since March 31, 2007, except (1) as reported in the Quarterly Report filed by ILKZ with the Securities and Exchange Commission (“SEC”) on Form 10-QSB for the period ending on that date, and (2) as reported in the Current Report on Form 8-K filed on April 4, 2007 reporting the reincorporation merger of Medical Technology & Innovations, Inc. (a Florida corporation) into Itlinkz Group, Inc. (a Delaware corporation) and the changes in capitalization that were effected pursuant to that merger as reported in the referenced Current Report, and (3) except as contemplated by this Agreement:

(a)   there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of ILKZ;

(b)   ILKZ has not (i) amended its Articles of Incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c)   ILKZ has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent ILKZ balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION 2.07	GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with ILKZ, the Operating Sub or Merger Sub, is required by or with respect to ILKZ, the Operating Sub or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the DGCL.

SECTION 2.08	LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of ILKZ, threatened against or affecting, ILKZ or the Merger Sub or the Operating Sub or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.09	INTERESTED PARTY TRANSACTIONS

Except as disclosed in the SEC Filings and except for loans made to ILKZ by the Principal Shareholder, ILKZ is not indebted to any officer or director of ILKZ, and no such person is indebted to ILKZ.

SECTION 2.10	COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of ILKZ, the business of each of ILKZ, the Operating Sub and the Merger Sub has not been, and is not being, conducted in violation of any Applicable Law.

SECTION 2.11	TAX RETURNS AND PAYMENT

ILKZ has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due. Except as disclosed in Financial Statements filed by ILKZ with the SEC, there is no material claim for Taxes that is a Lien against the property of ILKZ other than Liens for Taxes not yet due and payable, none of which is material. ILKZ has not received written notification of any audit of any Tax Return of ILKZ being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on ILKZ, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by ILKZ which is currently in effect, and ILKZ is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced ILKZ Financial Statements.

SECTION 2.12	SECURITY LISTING

ILKZ is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all ILKZ public filings required under the Exchange Act have been made. The common stock of ILKZ is listed for quotation on the OTC Bulletin Board. To the Knowledge of ILKZ, ILKZ has not been threatened or is not subject to removal of its common stock from the OTC Bulletin Board.

SECTION 2.13	FINDERS’ FEES

ILKZ has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LANDWAY

Landway hereby represents and warrants to ILKZ and to Merger Sub, as of the date of this Agreement and as of the Effective Time (except as otherwise indicated), as follows:

SECTION 3.01	ORGANIZATION, STANDING AND POWER

Landway is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Landway is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

SECTION 3.02	CAPITALIZATION

There are 100,000,000 shares of Landway capital stock authorized, consisting of 100,000,000 shares of common stock with $.00001 par value (the “Landway Common Shares”). As of the date of this Agreement, there were 10,000 issued and outstanding Landway Common Shares. No Landway Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of Landway Common Shares. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Landway Common Shares. The Landway Common Shares have been issued in compliance with Applicable Law.

SECTION 3.03	AUTHORITY FOR AGREEMENT

The execution, delivery and performance of this Agreement by Landway has been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of Landway and each of the Investors, enforceable against Landway and each Investor in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Landway and each of the Investors will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Landway’s Certificate of Incorporation or Bylaws, in each case as amended, or, to the Knowledge of Landway, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which Landway or any Investor is a party or by which it or any of them or any of its or their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Landway or any Investor.

SECTION 3.04	GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Landway or any Investor, is required by or with respect to Landway or any of the Investors in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the DGCL.

SECTION 3.05	BUSINESS OPERATIONS AND LIABILITIES - LANDWAY.

Landway has conducted no business operations other than the acquisition of ownership of the capital stock of Shandong Sishui. Landway has no liabilities other than liabilities incurred in the ordinary course that will not exceed $10,000 on the Closing Date.

SECTION 3.06.	ORGANIZATION AND STANDING - SHANDONG SISHUI.

Shandong Sishui is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China. Shandong Sishui has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

SECTION 3.07	OWNERSHIP OF SHANDONG SISHUI SHARES.

Landway is the owner of one hundred percent (100%) the registered capital stock of Shandong Sishui, free and clear of all Liens, encumbrances, and restrictions whatsoever. No Person has any right to acquire capital stock of Shandong Sishui, whether by tender of consideration or otherwise.

SECTION 3.08.	CORPORATE RECORDS.

All of the books and records of each of Landway and Shandong Sishui including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation. All reports, returns and statements currently required to be filed by either Landway or Shandong Sishui with any government agency with respect to the business and operations of Landway or Shandong Sishui have been filed or valid extensions have been obtained in accordance with normal procedures and all governmental reporting requirements have been complied with.

SECTION 3.09	FINANCIAL STATEMENTS - SHANDONG SISHUI

The financial statements of Shandong Sishui for the years ended December 31, 2006 and 2005 that will be delivered to ILKZ prior to the Closing will have been prepared in accordance with accounting principles generally accepted in the United States and will fairly present the financial condition of Shandong Sishui at the date presented and the results of operations of Shandong Sishui for those two years.

SECTION 3.10	TAXES.

Each of Landway and Shandong Sishui has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of Landway or Shandong Sishui other than Liens for Taxes not yet due and payable. All Taxes due and owing by either Landway or Shandong Sishui have been paid. Neither Landway or Shandong Sishui is the beneficiary of any extension of time within which to file any tax return.

SECTION 3.11	PENDING ACTIONS.

There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Landway, Shandong Sishui, or against Shandong Sishui’s Officers or Directors that arose out of their operation of Shandong Sishui. Neither Landway, Shandong Sishui, nor any of Shandong Sishui’s Officers or Directors is subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of Shandong Sishui or Landway.

SECTION 3.12	INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

To the Knowledge of Landway, Shandong Sishui has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. Shandong Sishui has not received any written notice that the rights of any other person are violated by the use by Shandong Sishui of the intellectual property. None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of Landway, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION 3.13.	COMPLIANCE WITH LAWS.

Shandong Sishui's operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. Shandong Sishui is not in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction. Shandong Sishui holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, "Permits") necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

SECTION 3.14	FINDERS’ FEES

Neither Landway nor Shandong Sishui has incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01	COVENANTS OF LANDWAY

Landway covenants and agrees that, during the period from the date of this Agreement until the Closing Date, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, Landway shall conduct and shall cause Shandong Sishui to conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of ILKZ, neither Landway nor the Shandong Sishui shall:

(a)	amend its Certificate of Incorporation or Bylaws;

(b)
pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)	merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
sell, transfer, or otherwise dispose of any material assets required for the operations of Landway’s or Shandong Sishui’s business, except in the ordinary course of business consistent with past practices;

(e)
declare or pay any dividends on or make any distribution of any kind with respect to the Landway Shares (provided that the Shandong Sishui may pay dividends or distributions of any kind to Landway; and

(f)
use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to Landway’s or Shandong Sishui’s business, operations or assets where such violation would have a Material Adverse Effect on Landway or Shandong Sishui.

SECTION 4.02	COVENANTS OF ILKZ

ILKZ covenants and agrees that, during the period from the date of this Agreement until the Closing Date, ILKZ shall, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of Landway shall not:

(a)	amend its Articles of Incorporation or Bylaws, except to create the Series B Preferred Shares, as provided in Section 1.01 (a);

(b)	pay or agree to pay to any employee, officer or director compensation of any kind or amount;

(c)	merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its material assets;

(e)	make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(f)	declare or pay any dividends on or make any distribution of any kind with respect to ILKZ;

(g)	issue any additional shares of ILKZ capital stock or take any action affecting the capitalization of ILKZ or the ILKZ Common or Preferred Shares; and

(h)	grant any severance or termination pay to any director, officer or any other employees of ILKZ.

SECTION 4.03	COVENANTS OF THE PARTIES

(a)   Tax-free Reorganization. The Parties intend that the Merger qualify as a Tax-free “reorganization” under Sections 368(a) of the Code, as amended, and the Parties will take the position for all purposes that the Merger shall qualify as a reorganization under such Section. In addition, the Parties covenant and agree that they will not engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a Tax-free “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement;

(b)   Announcement. Neither Landway, on the one hand, nor ILKZ on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Upon execution of this Agreement, ILKZ shall issue a press release, which shall be approved by Landway, and file a Current Report on Form 8-K reporting the execution of the Agreement.

(c)   Notification of Certain Matters. Landway shall give prompt written notice to ILKZ, and ILKZ shall give prompt written notice to Landway, of:

(i)   The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii)   Any material failure of Landway or any of the Investors on the one hand, or ILKZ, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d)   Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Share Purchase and the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i)   The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Purchase and the Merger, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(ii)   The satisfaction of the Party's conditions precedent to Closing.

(e)   Access to Information

(i)   Inspection by Landway. ILKZ will make available for inspection by Landway, during normal business hours and in a manner so as not to interfere with normal business operations, all of ILKZ’s and the Operating Sub’s records (including tax records), books of account, premises, contracts and all other documents in ILKZ’s or the Operating Sub’s possession or control that are reasonably requested by Landway to inspect and examine the business and affairs of ILKZ. ILKZ will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Landway concerning the business and affairs of ILKZ. Landway will treat and hold as confidential any information it receives from ILKZ in the course of the reviews contemplated by this Section 4.03(e). No examination by Landway will, however, constitute a waiver or relinquishment by Landway of its rights to rely on ILKZ’s covenants, representations and warranties made herein or pursuant hereto.

(ii)   Inspection by ILKZ. Landway will, if requested, make available for inspection by ILKZ, during normal business hours and in a manner so as not to interfere with normal business operations, all of Landway’s and Shandong Sishui’s records (including tax records), books of account, premises, contracts and all other documents in Landway’s possession or control that are reasonably requested by ILKZ to inspect and examine the business and affairs of Landway or Shandong Sishui. Landway will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of ILKZ concerning the business and affairs of Landway and Shandong Sishui. ILKZ will treat and hold as confidential any information it receives from Landway in the course of the reviews contemplated by this Section 4.03(e). No examination by ILKZ will, however, constitute a waiver or relinquishment by ILKZ of its rights to rely on Landway’s covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01	CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both ILKZ and Landway:

(a)   Consents, Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)   Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Landway in accordance with the applicable provisions of the DGCL and its bylaws.

(c)   Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d)   Operating Subsidiary Agreement. ILKZ shall have entered into an agreement (the “Operating Subsidiary Agreement,” in the form attached hereto as Schedule 5.01 (d)) with the Operating Sub and the individual identified as the “Manager” in the Operating Subsidiary Agreement regarding (i) the transfer to the Operating Sub of all of the assets and liabilities of ILKZ, (ii) the management and operation of the Operating Sub following the Closing, (iii) the indemnification by the Operating Sub and by the ILKZ Principal Shareholder of ILKZ and Landway (and their respective officers, directors and shareholders) from and against all liabilities of the Operating Sub existing on the Closing Date or arising thereafter, and (iv) on the thirtieth day after the Closing Date, the spinning off of the stock of the Operating Sub to the Principal Shareholder in satisfaction of all indebtedness of ILKZ to the Principal Shareholder existing on the Closing Date and in exchange for the Principal Shareholder’s agreement to indemnify ILKZ and Landway against all liabilities of ILKZ arising prior to the Closing and all liabilities of the Operating Sub arising at any time.

(e)   Share Purchase Option. Warner Technology & Investment Corp. (“Warner”) shall have entered into an agreement with James Howson providing for the payment of the sum of $50,000 to Howson upon execution of the option agreement in consideration of the granting by Howson to Warner of an option, exercisable any time after the Closing, to purchase 700,000 ILKZ Common Shares owned by Howson for cash in the amount of $20,000.

SECTION 5.02	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ILKZ

The obligations of ILKZ on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by ILKZ:

(a)   Consents and Approvals. Landway shall have obtained all material consents, including any material consents and waivers by Landway's lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)      Representations and Warranties. The representations and warranties by Landway in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)   Performance. Landway shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d)   Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to ILKZ and its counsel, and ILKZ and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)   Certificate of Good Standing. Landway shall have delivered to ILKZ a certificate as to the good standing of Landway certified by the Secretary of State of the State of Delaware on or within five (5) business days prior to the Closing Date.

(f)   Material Changes. Except as contemplated by this Agreement, since the date hereof, neither Landway nor the Shandong Sishui shall have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which Landway or the Shandong Sishui is a party which is reasonably likely to have a Material Adverse Effect on Landway or the Shandong Sishui.

(g)   Due Diligence. ILKZ shall have completed to its own satisfaction due diligence in relation to Landway, except that this shall cease to be a condition precedent unless on or prior to June 18, 2007 ILKZ shall have delivered a written notice stating that it is not satisfied with the results of its due diligence.

(h)   SEC Filing. No less than one week prior to the Closing, Landway shall have delivered to ILKZ the financial statements, report of Landway’s independent registered public accountant, and other information required for inclusion in the Current Report that ILKZ will file with the SEC within four business days after the Closing.

SECTION 5.03	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LANDWAY

The obligations of Landway and the Investors on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Landway and the Investors:

(a)   Consents and Approvals. ILKZ, the Operating Sub and the Merger Sub shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)   Representations and Warranties. The representations and warranties by ILKZ and Merger Sub in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)   Performance. Each of ILKZ and Merger Sub shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

(d)   Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Landway and its counsel, and Landway and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)   Certificates of Good Standing. ILKZ shall have delivered to Landway a certificate as to its and the Merger Sub’s good standing in the State of Delaware, in each case certified by the Secretary of State not more than five (5) business days prior to the Closing Date.

(f)   Material Changes. Except as contemplated by this Agreement, since the date hereof, neither ILKZ nor the Merger Sub shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which ILKZ, the Operating Sub or the Merger Sub is a party which is reasonably likely to have a Material Adverse Effect on ILKZ or the Merger Sub.

(g)   Due Diligence. Landway shall have completed to its own satisfaction due diligence in relation to ILKZ, except that this shall cease to be a condition precedent unless on or prior to June 18, 2007 Landway shall have delivered a written notice stating that it is not satisfied with the results of its due diligence;

(h)   Status of ILKZ. As at the Effective Time of the Merger, ILKZ (i) shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, (ii) shall not have been threatened or subject to delisting from the OTC Bulletin Board, and (iii) shall have outstanding 12,910,470 ILKZ Common Shares (excluding the Purchased Shares) and 45 Series A Preferred Shares; and there shall be no other ILKZ Preferred Shares outstanding nor, except as provided hereunder, any options, warrants or rights to acquire capital stock of ILKZ whether for additional consideration or on conversion.

(i)   Certificate of Designation. The Board of Directors of ILKZ shall have filed in the Office of the Secretary of State of the State of Delaware a Certificate of Designation of the Series B Preferred Shares in the form of Schedule 1.01 (a) hereto.

(j)   ILKZ Board of Directors. At the Effective Time of the Merger or in accordance with applicable law, all of the officers and members of the board of directors of ILKZ shall tender their resignations as officers and directors of ILKZ, and the vacancies created on the ILKZ board of directors shall be filled by persons designated by the Board of Directors of Landway.

(l)   Information Statement. No less than ten days prior to the Closing, ILKZ shall have filed with the SEC and mailed to its shareholders of record an information statement containing the information required by SEC Rule 14f-1, which shall be provided by Landway.

ARTICLE VI
TERMINATION

SECTION 6.01	TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a)   The mutual written consent of the Boards of Directors of ILKZ and Landway;

(b)   Either ILKZ, on the one hand, or Landway, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Share Purchase or the Merger or the issuance of the Series B Preferred Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c)   ILKZ, if Landway or any of the Investors shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by ILKZ to Landway, or by ILKZ, if it is not satisfied with the results of its due diligence investigation and it so notifies Landway on or before June 18, 2007;

(d)   Landway, if ILKZ shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Landway to ILKZ, or by Landway if it is not satisfied with the results of its due diligence investigation and it so notifies ILKZ on or before June 18, 2007; or

(e)   Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by July 31, 2007, unless extended by written agreement of ILKZ and Landway.

SECTION 6.02	EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of ILKZ, Landway or the Investors, provided, however, that (a) the provisions of Article VII hereof shall survive the termination of this Agreement; (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement; and (c) termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII
CONFIDENTIALITY

SECTION 7.01	CONFIDENTIALITY

ILKZ and the ILKZ Principal Shareholder, on the one hand, and Landway and the Investors, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01	INDEMNIFICATION BY ILKZ

ILKZ and the Principal Shareholder agree, jointly and severally, to indemnify, defend and hold harmless each of Landway, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of Landway, any subsidiary or affiliate thereof or an employee of Landway, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Landway Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by ILKZ, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of ILKZ or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any Landway Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ILKZ and the Principal Shareholder in writing, but the failure to so notify shall not relieve ILKZ or the Principal Shareholder from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice ILKZ.

SECTION 8.02	INDEMNIFICATION BY LANDWAY

Landway shall indemnify, defend and hold harmless each of ILKZ, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of ILKZ, any subsidiary or affiliate thereof or an employee of ILKZ, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “ILKZ Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by Landway, any Investor or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or negligent act, omission or conduct of any officer, director or agent of Landway or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any ILKZ Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Landway in writing, but the failure to so notify shall not relieve Landway from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice Landway.

SECTION 8.03	INDEMNIFICATION OF EXCHANGE AGENT

ILKZ, Landway, and Merger Sub (for the purposes of this Section 8.03, the “Indemnitors”) agree to indemnify the Exchange Agent and his employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees, or any of them, may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees, or any one of them, arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of any of the Indemnitees.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01	EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 9.02	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 9.03	NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)   If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(b)   If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)   If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Landway and/or the Investors, to:

Huakang Zhou
Landway Nano Bio-Tech, Inc.
18 Kimberly Court
East Hanover, NJ 07936

Telephone: 973-462-8777
Facsimile: 973-966-8870

with a copy to (which shall not constitute notice):

Telephone:
Facsimile:

If to ILKZ and/or the ILKZ Principal Shareholder, to:

Jeremy P. Feakins
itLinkz Group, Inc.
1800 Fruitville Pike, Suite 200
Lancaster, PA 17601

Telephone: 717- 390-3777
Facsimile: 717-390-3776

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.
52 Mulligan Lane
Irvington, NY 10533
Telephone: 914-693-3026
Facsimile: 914-693-1807

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.04	ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter including the Letter of Intent made by Landway and ILKZ dated May 11, 2007.

SECTION 9.05	ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law. Subject to the immediately foregoing sentence of this Section 9.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION 9.06	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 9.07	NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 9.08	RULES OF CONSTRUCTION

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

ITLINKZ GROUP, INC.

By:	/s/ Jeremy P. Feakins
Name:	Jeremy P. Feakins
Title:	Chief Executive Officer

LANDWAY ACQUISITION CORP.

By:	/s/ Jeremy P. Feakins
Name:	Jeremy P. Feakins
Title:	Chief Executive Officer

LANDWAY NANO BIO-TECH, INC.

By:	/s/ Huakang Zhou
Name:	Huakang Zhou
Title:	President

INVESTORS	PRINCIPAL SHAREHOLDER

/s/ Huaqin Zhou	/s/ Jeremy P. Feakins
HUAQIN ZHOU	JEREMY P. FEAKINS

/s/ Xiaojin Wang
XIAOJIN WANG

SCHEDULES:

Schedule 1.01 (a)	Certificate of Designation of Series B Preferred Shares
Schedule 1.01 (b)	Allocation of Purchased Shares among Investors
Schedule 5.01 (d)	Operating Subsidiary Agreement

Share Purchase and Merger Agreement

Schedule 1.01 (b)

Allocation of Purchased Shares among Investors

Investor	Shares	Payment
Huaqin Zhou	250	$265,000
Xiaojin Wang	250	$265,000